EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No.:	CUSIP No.:	PRINCIPAL AMOUNT:

MERRILL LYNCH & CO., INC.

MEDIUM-TERM NOTES, SERIES C

100% Principal Protected Notes

(the “Notes”)

ORIGINAL ISSUE DATE:	STATED MATURITY:	PARTICIPATION RATE:

ORIGINAL PUBLIC OFFERING PRICE (per Unit):	MARKET MEASURE TYPE: ☐ Equity-based ☐ Commodity-based	MARKET MEASURE:

CAPPED VALUE (per Unit):	STARING VALUE:	ENDING VALUE CALCULATION: ☐ Single Day Calculation ☐ Five Day Averaging Period ☐ Multiple Calculation Days

CALCULATION PERIOD:	CALCULATION DAY:	CALLABLE AT THE OPTION OF ML&CO.: ☐ Applicable ☐ Not Applicable

FIRST OPTIONAL CALL DATE:	YIELD-TO-CALL:	BULLISH OR BEARISH: ☐ Bullish ☐ Bearish

BASKET: ☐ Applicable ☐ Not Applicable	MULTIPLIERS:	MARKET MEASURE PUBLISHER:

MARKET MEASURE BUSINESS DAY:	DENOMINATIONS:	DEFAULT RATE:

SPECIFIED CURRENCY:	CALCULATION AGENT:

OTHER PROVISIONS:

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the Principal Amount per Unit plus the Supplemental Redemption Amount (as defined below) per Unit on the Stated Maturity or the Call Price (as defined below) per Unit on the Call Date (as defined below).

Payment or delivery of the Call Price, Principal Amount, Supplemental Redemption Amount, as applicable, and any interest on any overdue amount thereof with respect to this Global Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

All determinations made by the Calculation Agent, absent a determination of a manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Global Note.

Callable at the Option of ML&Co.

If the Notes are “Callable at the Option of ML&Co.”, then the Company, in its sole discretion, may call the Notes, in whole but not in part, on any scheduled Market Measure Business Day, beginning on the First Optional Call Date to and including the Stated Maturity (the date on which the call, if any, occurs being the “Call Date”) by giving notice to the Trustee (as defined below) at least five scheduled Market Measure Business Days prior to the Call Date. The notice to the Trustee shall specify the Call Date and the Call Price. The “Call Price” on any Call Date shall be the amount of cash, per Unit, that when discounted from the Call Date to the Original Issue Date by the Yield-to-Call shall equal the Principal Amount per Unit. The Trustee shall provide notice of the call election to the registered holders of the Notes, specifying the Call Date and the Call Price.

Payment on the Stated Maturity

Bullish

If the Notes are not “Callable at the Option of ML&Co.” or are not called prior to or on the Stated Maturity, on the Stated Maturity, a holder shall be entitled to receive a cash payment equal to the sum of the Original Public Offering Price per Unit plus the Supplemental Redemption Amount per Unit. The “Supplemental Redemption Amount” per Unit shall be determined by the Calculation Agent and shall equal:

Original Public Offering Price ×	(	Ending Value – Starting Value	)	× Participation Rate;
Starting Value

provided, however, that the Supplemental Redemption Amount shall not exceed the Capped Value and in no event shall the Supplemental Redemption Amount be less than zero.

Bearish

If the Notes are not “Callable at the Option of ML&Co.” or are not called prior to or on the Stated Maturity, on the Stated Maturity, a holder shall be entitled to receive a cash payment equal to the sum of the Original Public Offering Price per Unit plus the Supplemental Redemption Amount per Unit. The “Supplemental Redemption Amount” per Unit shall be determined by the Calculation Agent and shall equal:

Original Public Offering Price ×	(	Starting Value – Ending Value	)	× Participation Rate;
Starting Value

provided, however, that the Supplemental Redemption Amount shall not exceed the Capped Value and in no event shall the Supplemental Redemption Amount be less than zero.

Ending Value Calculation

Single Day Calculation – Equity-Based Market Measures

The Ending Value shall be determined by the Calculation Agent and shall equal the closing level of the Market Measure on the Calculation Day. In the event a Market Disruption Event occurs on such date, the Ending Value shall equal the closing level of the Market Measure on the first business day following the Calculation Day on which no Market Disruption Event occurs. In the event that a Market Disruption Event occurs on each business day to and including the second scheduled Market Measure Business Day immediately preceding the Stated Maturity, the Ending Value shall be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) on the last scheduled Market Measure Business Day immediately preceding the Stated Maturity, regardless of the occurrence of a Market Disruption Event on that scheduled Market Measure Business Day.

Single Day Calculation – Commodity-Based Market Measures

The Ending Value shall be determined by the Calculation Agent and shall equal the closing level of the Market Measure on the Calculation Day. In the event a Market Disruption Event occurs on such date, the Ending Value shall be determined according to the following “Commodity-based Market Disruption Calculation”:

(1)	With respect to each Market Measure component which is not affected by the Market Disruption Event, the Market Measure level shall be based on the exchange published settlement price on the Calculation Day.

(2)

With respect to each Market Measure component which is affected by the Market Disruption Event, the Market Measure level shall be based on the exchange published settlement price of each such contract on the first day following the Calculation Day on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any contract included in the Market Measure on the Calculation Day and on each day to and including the second scheduled Market Measure Business Day prior to the Stated Maturity, the price of such contract used to determine the Ending Value shall be estimated by the Calculation Agent in a manner which the Calculation Agent considers commercially reasonable under the circumstances.

(3)	The Calculation Agent shall determine the Market Measure level by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating the Market Measure. The exchange on which a futures contract included in the Market Measure is traded for purposes of the foregoing definition means the exchange used to value such futures contract for the calculation of the Market Measure.

Five Day Averaging Period — Equity- and Commodity-Based Market Measures

The Ending Value shall be determined by the Calculation Agent and shall equal the average of the closing levels of the Market Measure on the each of the Calculation Days during the Calculation Period. The Ending Value shall be calculated by reference to a fewer number of Calculation Days, including a single Calculation Day, if, during such period, a Market Disruption Event has occurred or is continuing. If no Calculation Days occur during such period, the Ending Value shall equal the closing level of the Market Measure determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) on the last scheduled Market Measure Business Day in such period, regardless of the occurrence of a Market Disruption Event on that scheduled Market Measure Business Day.

Multiple Calculation Days — Equity- and Commodity-Based Market Measures

The Ending Value shall be determined by the Calculation Agent and shall equal the average of the closing levels of the Market Measure on each of the Calculation Days during the Calculation Period. In the event a Calculation Day (other than the final Calculation Day) is not a Market Measure Business Day or if there is a Market Disruption Event on such day, the applicable Calculation Day shall be the immediately succeeding business day during which no Market Disruption Event has occurred or is continuing; provided that the closing level of the Market Measure applicable to such Calculation Day shall not be determined on a date later than the tenth scheduled Market Measure Business Day after the scheduled Calculation Day, and if such day is not a Market Measure Business Day, or if there is a Market Disruption Event on such date, the Calculation Agent shall determine (or, if not determinable, estimate in a manner which is considered commercially reasonable under the circumstances) the closing level of the Market Measure on such tenth scheduled Market Measure Business Day. In the event a Market Disruption Event occurs on the final Calculation Day, the final Calculation Day shall be the immediately succeeding business day during which no Market Disruption Event has occurred or is continuing; provided that if a Market Disruption Event occurs on each business day to and including the second scheduled Market Measure Business Day immediately preceding the Stated Maturity, then the Calculation Agent shall determine (or, if not determinable, estimate in a manner which is considered commercially reasonable under the circumstances) the closing level of the Market Measure on the last scheduled Market Measure Business Day immediately preceding the Stated Maturity, regardless of the occurrence of a Market Disruption Event on such scheduled Market Measure Business Day.

Computation of a Basket

The Calculation Agent shall calculate the value of the Market Measure on a Calculation Day by summing the products of the closing value for each Basket Component on that Calculation Day and the Multiplier applicable to each Basket Component.

Market Disruption Events

Equity-Based Market Measures

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of a Market Measure trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Market Measure or any Successor Market Measure; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Market Measure as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Market Measure, or any Successor Market Measure.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Market Measure, or any Successor Market Measure, shall not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Market Measure, or any Successor Market Measure, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts shall constitute a suspension of or material limitation on trading in futures or options contracts related to the Market Measure;

(4)	a suspension of or material limitation on trading on the relevant exchange shall not include any time when that exchange is closed for trading under ordinary circumstances; and,

(5)

for the purpose of clauses (A) and (B) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, shall be considered “material”.

Commodity-Based Market Measures

“Market Disruption Event” means one or more of the following events as determined by the Calculation Agent:

(1)	A material limitation, suspension, or disruption of trading in one or more Market Measure components which results in a failure by the exchange on which each applicable Market Measure component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues.

(2)	The exchange published settlement price for any Market Measure component is a “limit price”, which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules.

(3)	Failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Market Measure component.

(4)	A suspension of trading in one or more Market Measure components, for which the trading does not resume at least ten (10) minutes prior to the scheduled or rescheduled closing time.

(5)	Any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with the Company’s ability or the ability of any of its affiliates to unwind all or a material portion of a hedge with respect to the Notes that the Company or its affiliates have effected or may effect.

Adjustments to the Market Measure

If at any time the Market Measure Publisher makes a material change in the formula for or the method of calculating the Market Measure, or Market Measure component in the case of a basket, or in any other way materially modifies that Market Measure so that the Market Measure does not, in the opinion of the Calculation Agent, fairly represent the level of the Market Measure had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing level of the Market Measure is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index, in the case of Equity-based Market Measures, or of a level of a commodity futures index, in the case of a Commodity-based Market Measure, comparable to such specific Market Measure as if those changes or modifications had not been made, and calculate the closing level with reference to the Market Measure, as so adjusted.

Discontinuance of the Market Measure

If a Market Measure Publisher discontinues publication of a Market Measure, or one or more components of a Market Measure in the case of a basket, and such Market Measure Publisher or another entity publishes a successor or substitute market measure that the Calculation Agent determines, in its sole discretion, to be comparable to that Market Measure (a “Successor Market Measure”), then, upon the Calculation Agent’s notification of that determination to the Trustee and the Company, the Calculation Agent shall substitute the Successor Market Measure as calculated by the relevant Market Measure Publisher or any other entity and calculate the Ending Value as described above. Upon any selection by the Calculation Agent of a Successor Market Measure, the Company shall cause notice to be given to holders of the Notes.

In the event that a Market Measure Publisher discontinues publication of a Market Measure and:

•	the Calculation Agent does not select a Successor Market Measure; or

•	the Successor Market Measure is not published on any of the Calculation Days or the Calculation Day, as applicable,

the Calculation Agent shall compute a substitute level for the Market Measure in accordance with the procedures last used to calculate the Market Measure before any discontinuance. If a Successor Market Measure is selected or the Calculation Agent calculates a level as a substitute for a Market Measure as described below, the Successor Market Measure or level shall be used as a substitute for that Market Measure for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If a Market Measure Publisher discontinues publication of the Market Measure before the Calculation Day or Days, as applicable, and the Calculation Agent determines that no Successor Market Measure is available at that time, then on each Business Day (as defined below) until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the Calculation Agent that a Successor Market Measure is available,

the Calculation Agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The Calculation Agent shall cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

A “Business Day” is any day on which (i) the Market Measure (or, in the case of a Basket, the Basket Components) or any Successor Market Measure (or Basket Components), if any, that have not been discontinued, are calculated and published and (ii) with respect to the Market Measure (or Basket Components), or any Successor Market Measures (or Basket Components), which have been discontinued, a day on which the applicable exchanges listing the stocks of companies or exchanges quoting the commodities futures contracts, as applicable to the Market Measure (or Basket Components), used to calculate a substitute level for a Market Measure (or Basket Components) following a discontinuance, as discussed above, are open for trading.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

This Global Note is one of a duly authorized issue of the Company’s Medium-Term Notes, Series C, designated as 100% Principal Protected Notes which are due on the Stated Maturity. The Notes are issued and to be issued under an indenture dated as of April 1, 1983, as amended and restated (the “Indenture”), between the Company and The Bank of New York Mellon (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee with respect to the Notes under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Global Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Notes are issuable only in registered form without coupons in the Denominations specified above. As provided in the Indenture and subject to certain limitations therein set forth, this Global Note is exchangeable for certificates representing Notes of like tenor and of an equal Principal Amount as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Global Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this Global Note, this Global Note shall be exchangeable for certificates representing the Notes in definitive form of like tenor and of an equal Principal Amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Global Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

In case an Event of Default with respect to this Global Note has occurred and is continuing, the amount payable to a Holder of this Global Note upon any acceleration permitted by the Notes, with respect to each Unit of this Global Note, shall be equal to the Original Public Offering Price per Unit plus the Supplemental Redemption Amount per Unit, calculated as though the date of acceleration were the Stated Maturity.

In case of default in payment of this Global Note, whether on the Stated Maturity or upon acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders thereof, at the Default Rate, to the extent that such payment of interest shall be legally enforceable, on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

“Federal Funds Rate” means:

(1) the rate with respect to a particular interest determination date displayed on Reuters or any successor service on page FEDFUNDS1 under the heading “EFFECT” or any other page as may replace page FEDFUNDS1 on that service (“Reuters Page FEDFUNDS1”), or

(2) if the rate referred to in clause (1) does not appear on Reuters Page FEDFUNDS1 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day following that interest determination date, or

(4) if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Global Note shall be conclusive and binding upon such Holder and upon all future Holders of this Global Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Note.

No reference herein to the Indenture and no provision of this Global Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the amount due on the Call Date or Stated Maturity, as applicable, hereof and interest on this Global Note, if any, at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Global Note may be registered on the Security Register of the Company, upon surrender of this Global Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new certificates representing the Notes of authorized denominations of like tenor and for the same Principal Amount shall be issued to the designated transferee or transferees.

Prior to due presentment of this Global Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Global Note is registered as the owner hereof for all purposes, whether or not this Global Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and each Holder and beneficial owner (by acceptance hereof) hereby agree to treat this Global Note for all tax purposes as a debt instrument that is subject to U.S. Treasury Regulation Section 1.1275-4(b) governing contingent payment debt instruments, and, where required, the Company shall file information returns with the Internal Revenue Service in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes.

The Indenture and this Global Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Global Note which are defined in the Indenture but not in this Global Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Copy of Seal]

The Bank of New York Mellon, as Trustee	By:
Assistant Treasurer

By:	Attest:
Authorized Officer		Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.)

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.